54 Village Centre Place

Mississauga, ON L4Z 1V9

TEL: (905) 277-9499

FAX: (905) 277-9506

July 8, 2014

To the Office of the Chief Accountant

U.S. Securities and Exchange Commission (SEC)

Dear Officer:

We hereby notify SEC that we have resigned as Independent Auditors of Greenestone Healthcare Corporation (Commission file number: 000-15078) with effect from May 20, 2014.

We also want to emphasize that we have read the language of the 8K dated June 30, 2014 and this current 8-K/A and agree with its language.

Yours truly,

JARVIS RYAN ASSOCIATES

R. Peter Jarvis, CPA, CA

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